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                                                                    Exhibit 3.10

                            OAKSTONE PUBLISHING, LLC

                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT

        This Amended and Restated Limited Liability Company Agreement of Oakstone Publishing, LLC, a Delaware limited liability company ("LLC"), is made effective as of September 29, 2003 by Haights Cross Operating Company, a Delaware corporation ("HCOC" or, the "Member").

         WHEREAS, the LLC was formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the "Act") by the filing of a Certificate of Formation of the LLC with the Secretary of State of the State of Delaware on February 12, 1997 under the name "Educational Reviews, LLC," and changed its name to Oakstone Publishing, LLC, effective October 29, 1998;

         WHEREAS, Haights Cross Communications, LLC, a Delaware limited liability company ("HCC, LLC"), was a member of the LLC (holding ninety-nine percent (99%) of the membership interests in the LLC issued in exchange for a proportional share of the initial capital contribution) pursuant to that certain Limited Liability Company Agreement of the LLC made as of March 13, 1997;

         WHEREAS, pursuant to that certain Merger Agreement by and among HCC, LLC and Haights Cross Communications, Inc., a Delaware corporation (the "Parent Holding Company"), HCC, LLC merged with and into the Parent Holding Company effective on the date hereof;

         WHEREAS, pursuant to that certain Contribution Agreement dated as of the date hereof by and among the Parent Holding Company and HCOC, the Parent Holding Company contributed one-hundred (100%) of its membership interests in the LLC to HCOC;

         WHEREAS, the Member entered into that certain Amended and Restated Limited Liability Company Agreement on December 10, 1999 (the "Limited Liability Company Agreement"); and

        WHEREAS, the Member wishes to amend and restate the Limited Liability Company Agreement to set forth its agreement as to the affairs of the LLC and the conduct of its business.

         NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties hereby agree as follows:

         1. Purposes and Powers. The LLC shall have authority to engage in any lawful business, purpose or activity permitted by the Act, and it shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC.
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         2. Governance.

         The LLC shall be governed solely by the Manager, or by the officers of the LLC appointed by the Manager, for all purposes under the Act. The Manager, or such officers, shall have and may exercise on behalf of the LLC all of its rights, powers, duties and responsibilities under Section 2 or as provided by law. Any action taken by the Manager, or such officers, or any of them, and the signature of the Manager, or such officers, or any of them, on any agreement, contract, instrument or other document on behalf of the LLC, shall be sufficient to bind the LLC and shall conclusively evidence the authority of the Manager, such officers and the LLC with respect thereto.

         3. Contributions; Membership Interests.

            (a) HCOC holds 100 units of membership interest ("Units") in the LLC out of 100 Units authorized, representing a one hundred percent (100%) interest in the profits and losses of the LLC.

            (b) A Unit shall be a security governed by Article 8 of the Delaware Uniform Commercial Code.

         4. Dissolution. The LLC shall dissolve and its affairs shall be wound up with and only with the written consent of the Member.

         5. Amendment or Modification. This Amended and Restated Limited Liability Company Agreement may be amended or modified from time to time only by a written instrument signed by the Member.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amended and
Restated Limited Liability Company Agreement as of the date set forth above.

                                          MEMBER:

                                          HAIGHTS CROSS OPERATING COMPANY

                                          By:     /s/ Paul J. Crecca
                                              ----------------------------------
                                          Name:   Paul J. Crecca
                                          Title:  Chief Financial Officer

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